As filed with the Securities and Exchange Commission on March 22, 2007.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE WALT DISNEY COMPANY

(Exact name of registrant as specified in its charter)

Delaware	95-4545390
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

500 South Buena Vista Street
Burbank, California 91521

(Address, including zip code, of each registrant’s principal executive offices)

The Walt Disney Company Amended and Restated 2005 Stock Incentive Plan

(Full Title of the Plan)

David K. Thompson, Esq.
Senior Vice President-Deputy General Counsel-
Corporate and Assistant Secretary
500 South Buena Vista Street
Burbank, California 91521
(818) 560-1000

(Name, address, including zip code, and telephone number, including area code of agent for services)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Unit(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, par value $0.01 per share	31,000,000 shares	$33.965	$1,052,915,000	$32,324.49

(1)             In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of plan interests to be offered pursuant to the employee benefit plans described herein.

(2)             This registration statement shall also cover any additional shares of common stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization, merger, consolidation or reorganization of or by the registrant which results in an increase in the number of the registrant’s outstanding shares of common stock or shares issuable pursuant to awards granted under the Plans.

(3)             Estimated for the sole purpose of determining the registration fee. Pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, the proposed maximum offering price per share is calculated as the average of the high and low selling prices, as reported by the New York Stock Exchange, Inc., of the common stock of the registrant on March 19, 2007.

INCORPORATION OF EARLIER REGISTRATION STATEMENT

This registration statement relates to the registration of 31,000,000 additional shares of the common stock, par value $0.01 per share, of The Walt Disney Company (the “Company”) reserved for issuance under the Company’s Amended and Restated 2005 Stock Incentive Plan. The contents of the Company’s registration statement on Form S-8 (File No. 333-123516) filed with the Securities and Exchange Commission on March 23, 2005 are incorporated herein by reference, except as the same may be modified by the information set forth herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   Incorporation of Documents by Reference.

The following documents previously filed with the SEC are incorporated by reference in this registration statement:

(a)  The Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006, filed on November 22, 2006.

(b)  The Company’s Quarterly Report on Form 10-Q for the quarter ended December 30, 2006, filed on February 7, 2007, and the Company’s Current Reports on Form 8-K filed on December 1, 2006, December 15, 2006 and March 13, 2006.

(c)  The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A, filed on November 17, 1999.

All documents subsequently filed by the Company and the Plans pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

ITEM 6.   Indemnification of Directors and Officers.

Disney’s Restated Certificate of Incorporation and Amended and Restated Bylaws, as amended to date, provide that Disney shall indemnify to the full extent authorized or permitted by law (as now or hereafter in effect) any person made, or threatened to be made, a defendant or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or officer of Disney or by reason of the fact that such director or officer, at the request of Disney, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity.

Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

Disney’s Restated Certificate of Incorporation and Amended and Restated Bylaws further provide that (i) Disney may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Disney or is serving at the request of Disney as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Disney would have the power to indemnify him against such liability under the provisions of law, and (ii) Disney may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or similar arrangements), as well as enter into contracts providing for indemnification to the full extent authorized or permitted by law and including as part thereof provisions with respect to any and all of the foregoing to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere. Disney’s Restated Certificate of Incorporation further provides that a director of Disney shall not be liable to Disney or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law.

Disney maintains an officer’s and director’s liability insurance policy insuring its officers and directors against certain liabilities and expenses incurred by them in their capacities as such, and insuring Disney under certain circumstances, in the event that indemnification payments are made to such officers and directors.

Disney has also entered into indemnification agreements (the “Indemnification Agreements”) with certain of its directors and officers (individually, the “Indemnitee”). The Indemnification Agreements, among other things, provide for indemnification of the Indemnitees to the fullest extent permitted by law against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The Indemnification Agreements provide for the prompt advancement of all expenses to the Indemnitee and for reimbursement to Disney if it is found that such Indemnitee is not entitled to such indemnification under applicable law. The Indemnification Agreements also provide that after a Change in Control (as defined in the Indemnification Agreements) of Disney which is not approved by the Board of Directors of Disney, all determinations regarding a right to indemnity and the right to advancement of expenses shall be made by independent legal counsel selected by the Indemnitee and approved by the Board of Directors. In addition, in the event of a Potential Change In Control (as defined in the Indemnification Agreements), the Indemnitee may require Disney to establish a trust for his or her benefit and to fund such trust in amounts reasonably anticipated or proposed to be paid to satisfy Disney’s indemnification obligations under the Indemnification Agreements.

The foregoing summaries are necessarily subject to the complete text of the statute, Disney’s Restated Certificate of Incorporation and Amended and Restated Bylaws, and the agreements referred to above and are qualified in their entirety by reference thereto.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Disney pursuant to the foregoing provisions, Disney has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable

ITEM 8.   Exhibits.

The documents listed hereunder are filed as exhibits hereto.

Exhibit Number	Description
4.1

The Walt Disney Company Amended and Restated 2005 Stock Incentive Plan (incorporated herein by reference to Annex C of the Company’s Definitive Proxy Statement on Schedule 14A, as filed with the Securities and Exchange Commission on January 12, 2007).

4.2

Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Annex C to the Joint Proxy Statement/Prospectus included in the Registration Statement on Form S-4 (No. 333-88105) of the Company, filed September 30, 1999).

4.3	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed December 1, 2006).
5.1	Opinion of David K. Thompson, Senior Vice President - Deputy General Counsel and Assistant Secretary.
23.1	Consent of David K. Thompson (included in Exhibit 5.1).
23.2	Consent of PricewaterhouseCoopers LLP.
24	Power of Attorney (included on the signature page).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burbank, State of California, on this 22nd day of March, 2007.

THE WALT DISNEY COMPANY

By:	/s/ David K. Thompson
David K. Thompson
Senior Vice President-
Deputy General Counsel-Corporate and Assistant Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Thomas O. Staggs, Alan N. Braverman and Roger J. Patterson, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Robert A. Iger	President, Chief Executive Officer and Director	March 22, 2007
Robert A. Iger	(Principal Executive Officer)

/s/ Thomas O. Staggs	Senior Executive Vice President and Chief	March 22, 2007
Thomas O. Staggs	Financial Officer (Principal Financial Officer)

/s/ Brent A. Woodford	Senior Vice President—Planning and Control	March 22, 2007
Brent A. Woodford	(Principal Accounting Officer)

/s/ John E. Pepper	Chairman of the Board and Director	March 22, 2007
John E. Pepper

/s/ John E. Bryson	Director	March 22, 2007
John E. Bryson

/s/ John S. Chen	Director	March 22, 2007
John S. Chen

/s/ Judith L. Estrin	Director	March 22, 2007
Judith L. Estrin

Director
Steven P. Jobs

/s/ Fred H. Langhammer	Director	March 22, 2007
Fred H. Langhammer

/s/ Aylwin B. Lewis	Director	March 22, 2007
Aylwin B. Lewis

/s/ Monica C. Lozano	Director	March 22, 2007
Monica C. Lozano

/s/ Robert W. Matschullat	Director	March 22, 2007
Robert W. Matschullat

/s/ Orin C. Smith	Director	March 22, 2007
Orin C. Smith

Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burbank, State of California, on March 22, 2007.

THE WALT DISNEY COMPANY AMENDED AND RESTATED 2005 STOCK INCENTIVE PLAN

By:	/s/ Robin Colman
Robin Colman
Administrator for the Plan

INDEX TO EXHIBITS

Exhibit Number	Description
4.1

The Walt Disney Company Amended and Restated 2005 Stock Incentive Plan (incorporated herein by reference to Annex C of the Company’s Definitive Proxy Statement on Schedule 14A, as filed with the Securities and Exchange Commission on January 12, 2007).

4.2

Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Annex C to the Joint Proxy Statement/Prospectus included in the Registration Statement on Form S-4 (No. 333-88105) of the Company, filed September 30, 1999).

4.3	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed December 1, 2006).
5.1	Opinion of David K. Thompson, Senior Vice President - Deputy General Counsel and Assistant Secretary.
23.1	Consent of David K. Thompson (included in Exhibit 5.1).
23.2	Consent of PricewaterhouseCoopers LLP.
24	Power of Attorney (included on the signature page).